Exhibit n

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-196301 on Form N-2 of our reports dated December 26, 2013, relating to the financial statements of Blackstone Real Estate Income Fund (the “Fund”) as of December 20, 2013, and the period October 1, 2013 (date of inception) to December 20, 2013, and Blackstone Real Estate Income Master Fund as of December 20, 2013, and the period October 18, 2013 (date of inception) to December 20, 2013 which are both included in the statement of additional information, which is part of such registration statement. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

New York, New York

July 8, 2014